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                                Exhibit 23(d)(1)

                    Amended and Restated Investment Advisory
               Agreement dated February 17, 1999 by and between
                         One Group Investment Trust and
                    Banc One Investment Advisors Corporation
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               AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT



THIS AGREEMENT, made this 17th day of February, 1999 by and between One Group Investment Trust, a Massachusetts business trust (hereinafter the "Trust"), and Banc One Investment Advisors Corporation, an Ohio Corporation (the "Adviser").

                                   WITNESSETH:

WHEREAS, the Trust and the Adviser entered into an Investment Advisory Agreement on June 1, 1994 and an Amended and Restated Investment Advisory Agreement on February 18, 1998, May 20, 1998, November 19, 1998; and

WHEREAS, the parties desire to further amend and restate the Amended and Restated Investment Advisory Agreement; and

WHEREAS, the Trust is a diversified, open-end, management investment company and is or will be so registered under the Investment Company Act of 1940, as amended, and has or will have registered shares of the series listed in Appendix A hereto (collectively, the "Funds") under the Securities Act of 1933, as amended;

WHEREAS, the Adviser is willing to provide investment advisory services to the Funds on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

1. The Adviser undertakes to act as investment adviser of each Fund of the Trust and shall, subject to the supervision of the Trust's Board of Trustees, direct the investments of each Fund in accordance with the investment objective, policies and limitations as provided in the Trust's Prospectus, Statement of Additional Information or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the "1940 Act"), and such other limitations as the Trust may impose by notice in writing to the Adviser. The Adviser is authorized, in its discretion and without prior consultation with the Trust, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of each Fund. The investment policies and all other actions of each Fund are and shall at all times be subject to the control and direction of the Trust's Board of Trustees.

     The Adviser shall also furnish such reports, evaluations, information or analyses to the Trust as the Trust's Board of Trustees may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Trust's Board of Trustees with respect to Trust policies and shall carry out such policies as are adopted by the Trustees. In making investment recommendations for the Trust, the Adviser will not inquire or take into consideration whether an issuer
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     of securities proposed for purchase or sale by the Trust is a customer of the Adviser or its parent or subsidiaries or affiliates and, the Adviser and its parent, subsidiaries, and affiliates will not inquire or take into consideration whether securities of such customers are held by the Trust. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

     The Adviser shall place all orders for the purchase and sale of portfolio securities for each Fund's account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to each Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to each Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for each Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Trust shall periodically review the commissions paid by each Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to each Fund.

     The Adviser shall, in acting hereunder, be an independent contractor. The Adviser shall not be an agent of the Trust.

2. The Adviser will be compensated on the following basis for the services and facilities to be furnished hereunder. The Adviser shall receive a management fee, payable monthly as soon as practicable after the last day of each month, computed at the annual rate of each Fund's average daily net assets, pursuant to the rates set forth in Appendix A hereto.

     If the total expenses for any one of the Funds in any fiscal year exceed expense limitations imposed by applicable state securities regulations, the Adviser and the Trust's administrator shall reimburse that Fund by the amount of such excess in proportion to their respective fees (after giving effect to any waiver of fees agreed to by the Adviser and Administrator).
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     In case of termination of this Agreement during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for the business days it is so in effect for that month.

3. It is understood that each Fund will pay all its expenses, which expenses payable by each Fund shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trust's Trustees other than those who are "interested persons of the administrator, distributor, or the Adviser of the Trust;
     (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and each Fund's shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to beneficial shareholders of the Fund; (viii) all other expense incidental to holding meetings of the Fund's shareholders, including proxy solicitations therefor; (ix) insurance premiums for fidelity and other coverage; (x) association membership dues; and (xi) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Trust's Trustees and officers with respect thereto.

4. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Trust, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services hereunder or a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this paragraph 4, the term "Adviser" shall include directors, officers and employees of the Adviser as well as the corporation itself.

5. The services of the Adviser to the Trust are not to be deemed to be exclusive, the Adviser being free to render services to others. It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Adviser, as directors, officers, employees, or otherwise and that directors, officers and employees of the Adviser are or may become similarly interested in the Trust and that the Adviser may be or become interested in the Trust as shareholder and otherwise.

6.   (a)  This Agreement shall continue in force with respect to a Fund until
          May 31, 1996 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of such Fund.
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     (b)  This Agreement may be modified only by an instrument in writing signed by the parties hereto.

     (c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 6, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     (d) Either party hereto may, at any time on sixty (60) days prior written notice to the other, terminate this Agreement, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or, with respect to a Fund, by vote of a majority of the outstanding voting securities of such Fund. This contract shall terminate automatically in the event of its assignment.

7. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust or any other funds of the Trust. In addition, the Adviser shall not seek satisfaction of any such obligations from any Trustee, officer, employee or agent of the Trust.

8. The Adviser hereby represents to the Trust that it possesses the legal authority to perform the investment advisory services contemplated hereunder and described in the Trust's Prospectus(es) and Statement of Additional Information without violation of applicable statutes and regulations.

9. The term "vote of a majority of the outstanding voting securities", "assignment" and "interested persons", when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended, and subject to such orders as may be granted by the Securities and Exchange Commission.

10. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.
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IN WITNESS WHEREOF, the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, all as of the date written above.


                           ONE GROUP INVESTMENT TRUST


                           By:    /s/ James F. Laird, Jr.
                           Title: President and Treasurer



                           BANC ONE INVESTMENT ADVISORS
                           CORPORATION


                           By:    /s/ Mark A. Beeson
                           Title: Senior Managing Director
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                                   APPENDIX A


                                                          FEE PAYABLE TO ADVISER (AS A PERCENTAGE
FUNDS OF THE TRUST                                        OF EACH FUND'S AVERAGE DAILY NET ASSETS)
------------------                                        ----------------------------------------
One Group Investment Trust Government Bond Portfolio                       .45%
One Group Investment Trust Balanced Portfolio                              .70%
One Group Investment Trust Mid Cap Growth Portfolio                        .65%
One Group Investment Trust Large Cap Growth Portfolio                      .65%
One Group Investment Trust Equity Index Portfolio                          .30%
One Group Investment Trust Bond Portfolio                                  .60%
One Group Investment Trust Diversified Equity Portfolio                    .74%
One Group Investment Trust Diversified Mid Cap Portfolio                   .74%
One Group Investment Trust Mid Cap Value Portfolio                         .74%


ONE GROUP INVESTMENT TRUST

BY:    /s/ James F. Laird, Jr.
TITLE: President and Treasurer


BANC ONE INVESTMENT ADVISORS
CORPORATION

BY:    /s/ Mark A. Beeson
TITLE: Senior Managing Director


DATED:  February 17, 1999